Exhibit 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis Reports First Quarter 2025 Financial Results

●	California Ethanol passes $2 billion cumulative revenue milestone.
●	Aemetis Biogas increased sales by 10,100 MMBtu compared with same quarter last year
●	Sales of investment tax credits resulted in cash proceeds of $19.0 million during Q1 2025.
●	India Biodiesel received letters of intent in April for an aggregate of $31 million of biodiesel sales to OMCs for delivery in May, June and July of 2025.

CUPERTINO, Calif. – May 8, 2025 - Aemetis, Inc. (NASDAQ: AMTX), a renewable natural gas and renewable fuels company focused on low and negative carbon intensity products that replace petroleum products and reduce greenhouse gas emissions, today announced its financial results for the three months ended March 31, 2025.

“Revenues during the first quarter of 2025 of $42.9 million reflect continued and strong execution by our California Ethanol and Dairy Renewable Natural Gas segments. After a pause in production and supply under the OMC contracts, our India Biodiesel segment is now approved to return to regular production levels,” said Todd Waltz, Chief Financial Officer of Aemetis.  “We look forward to substantial additional revenues when we receive the LCFS provisional pathway approvals that are expected to approximately double our LCFS revenues and receive the federal Inflation Reduction Act Section 45Z production tax credits,” added Waltz.

“We are pleased with the continued growth of Aemetis Biogas production and continued progress with building a large centralized dairy digester to process waste from four dairies that is expected to be operational in the next few months,” said Eric McAfee, Chairman and CEO of Aemetis.  “Our continued focus on significantly improving cash flow from our California Ethanol segment by replacing fossil natural gas with lower carbon electricity is now underway with the fabrication of the equipment for the mechanical vapor recompression project.”

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-877-545-0523 entry code 761021
Live Participant Dial In (International): +1-973-528-0016 entry code 761021

Webcast URL:  https://www.webcaster4.com/Webcast/Page/2211/52416

For details on the call, please visit http://www.aemetis.com/investors/conference-calls/

Financial Results for the Three Months Ended March 31, 2025

Total revenues during the first quarter of 2025 were $42.9 million compared to $72.6 million for the first quarter of 2024. Delays with the receipt of contracts in India from the government-owned Oil Marketing Companies accounted for the decline in revenue. New OMC letters of intent for $31 million were issued in April 2025 and we started shipments in April. Our Keyes ethanol plant increased revenues by $1.7 million due principally to an increase in the average price of Ethanol from $1.79 during 2024 to $1.98 during the first quarter of 2025. Our Dairy Natural Gas segment sold 70,900 MMBtu of renewable natural gas, an increase of 10,100 MMBtu from the same quarter last year.

Gross loss for the first quarter of 2025 was $5.1 million, compared to a $0.6 million loss during the first quarter of 2024.

Selling, general and administrative expenses increased by $1.6 million to $10.5 million during the first quarter of 2025 compared to $8.9 million during the same period in 2024, driven primarily from legal and other transaction costs associated with receiving $18 million of cash proceeds from tax credit sales during the first quarter.

Operating loss was $15.6 million for the first quarter of 2025, compared to operating loss of $9.5 million for the same period in 2024.

Interest expense, excluding accretion of Series A preferred units in the Aemetis Biogas LLC subsidiary, increased to $13.7 million during the first quarter of 2025 compared to $10.5 million during the first quarter of 2024. Additionally, Aemetis Biogas recognized $2.3 million of accretion of Series A preferred units during the first quarter of 2025 compared to $3.3 million during the first quarter of 2024.

Income tax expense included a benefit from the sale of $7.0 million of Investment Tax Credits during the first quarter of 2025.

Net loss was $24.5 million for the first quarter of 2025, compared to net loss of $24.2 million for the first quarter of 2024.

Cash at the end of the first quarter of 2025 was $500 thousand compared to $900 thousand at the close of the fourth quarter of 2024. We recorded investments in capital projects related to the reduction of the carbon intensity of Aemetis ethanol and construction of dairy digesters of $1.8 million for the first quarter of 2025. Additionally, payments of $15.4 million were applied to the repayment of debt during the first quarter.

About Aemetis

Headquartered in Cupertino, California, Aemetis is a renewable natural gas and renewable fuel company focused on the operation, acquisition, development, and commercialization of innovative technologies that replace petroleum products and reduce greenhouse gas emissions. Founded in 2006, Aemetis is operating and actively expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas. Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis owns and operates an 80 million gallon per year production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin. Aemetis is developing a sustainable aviation fuel and renewable diesel fuel biorefinery in California, renewable hydrogen, and hydroelectric power to produce low carbon intensity renewable jet and diesel fuel. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest and amortization expense, income tax expense or benefit, accretion expense, depreciation expense, and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements relating to our five-year growth plan; trends in market conditions with respect to prices for inputs for our products versus prices for our products; our ability to fund, develop, build, maintain and operate digesters, facilities and pipelines for our Dairy Renewable Natural Gas segment; our ability to fund, develop and operate our Sustainable Aviation Fuel, Renewable Diesel, and Carbon Capture and Sequestration projects, including obtaining required permits; our ability to receive awarded grants by meeting all of the required conditions, including meeting the minimum contributions; our ability to fund, develop and operate our sustainable aviation fuel and renewable biodiesel projects; our intention to repurchase the Series A preferred units relating to our Aemetis Biogas subsidiary and the expected valuation premium thereof; and our ability to raise additional capital. Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filed documents. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	For the three months ended March 31,
	2025	2024

Revenues	$42,886	$72,634
Cost of goods sold	47,966	73,246
Gross loss	(5,080)	(612)

Selling, general and administrative expenses	10,475	8,850
Operating loss	(15,555)	(9,462)

Other expense (income):
Interest expense
Interest rate expense	11,018	9,092
Debt related fees and amortization expense	2,675	1,421
Accretion and other expenses of Series A preferred units	2,279	3,311
Other (income) expense	(215)	67
Loss before income taxes	(31,312)	(23,353)
Income tax expense (benefit)	(6,783)	878
Net loss	$(24,529)	$(24,231)

Net loss per common share
Basic	$(0.47)	$(0.58)
Diluted	$(0.47)	$(0.58)

Weighted average shares outstanding
Basic	52,584	41,889
Diluted	52,584	41,889

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	March 31, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$499	$898
Accounts receivable	1,043	1,805
Inventories	22,930	25,442
Tax credit sale receivable	-	12,300
Prepaid and other current assets	4,021	4,251
Total current assets	28,493	44,696

Property, plant and equipment, net	199,435	199,392
Other assets	14,590	15,214
Total assets	$242,518	$259,302

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$32,115	$33,139
Current portion of long term debt	93,669	63,745
Short term borrowings	25,878	26,789
Other current liabilities	22,939	20,295
Total current liabilities	174,601	143,968

Total long term liabilities	348,612	379,262

Stockholders' deficit:
Common stock	54	51
Additional paid-in capital	313,075	305,329
Accumulated deficit	(587,471)	(562,942)
Accumulated other comprehensive loss	(6,353)	(6,366)
Total stockholders' deficit	(280,695)	(263,928)
Total liabilities and stockholders' deficit	$242,518	$259,302

AEMETIS, INC.
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)
(unaudited, in thousands)

	For the three months ended March 31,
	2025	2024
EBITDA Calculation

Net income (loss)	$(24,529)	$(24,231)
Adjustments
Interest and amortization expense	13,705	10,525
Depreciation expense	2,357	1,798
Accretion of Series A preferred units	2,279	3,311
Share-based compensation	2,308	2,969
Income tax expense (benefit)	(6,783)	878
Total adjustments	13,866	19,481

Adjusted EBITDA	$(10,663)	$(4,750)

AEMETIS, INC.
PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three Months ended March 31,
	2025	2024

California Ethanol
Ethanol
Gallons sold (in millions)	14.1	14.1
Average sales price/gallon	$1.98	$1.79
Percent of nameplate capacity	103%	103%
WDG
Tons sold (in thousands)	93	94
Average sales price/ton	$86	$98
Delivered Cost of Corn
Bushels ground (in millions)	4.8	4.9
Average delivered cost / bushel	$6.63	$6.33

California Dairy Renewable Natural Gas
Renewable Natural Gas
MMBtu sold (in thousands)	70.9	60.8
Average price per MMBtu	$3.65	$4.02
MMBtu stored as inventory	33.1	46.8
RINs
RINs sold (in thousands)	388.2	766.4
Average price per RIN	$2.64	$3.08
LCFS
LCFS credits sold (in thousands)	16.0	18.0
Average price per LCFS credit	$72.50	$66.00

India Biodiesel
Biodiesel
Metric tons sold (in thousands)	0	27.5
Average Sales Price/Metric ton	$-	$1,127
Percent of Nameplate Capacity	0%	73.4%
Refined Glycerin
Metric tons sold (in thousands)	0.0	2.4
Average Sales Price/Metric ton	$-	$551